UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 10, 2020

SOLENO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

203 Redwood Shores Pkwy, Suite 500

Redwood City, CA 94065

(Address of principal executive offices)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, $0.001 par value	SLNO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the entry of the Employment Agreement with Mr. James Mackaness described below, Soleno Therapeutics, Inc. (the “Company”) terminated the Confidential Consulting Agreement with FLG Partners LLC, under which Mr. Mackaness was serving as the FLG Member with responsibility for providing financial services to the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2020, the Company entered into an Employment Agreement with Mr. Mackaness, its Chief Financial Officer. Under the terms of the Employment Agreement, Mr. Mackaness will become a full time employee of the Company and receive a base salary of $350,000 per annum and will be eligible to receive an annual bonus of up to 30% of the base salary. The annual bonus opportunity will be based on key performance metrics established by the Board of Directors of the Company. Mr. Mackaness will also receive a stock option to purchase 300,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Mr. Mackaness will be entitled to participate in the Company’s standard equity incentive and benefits plans.

The Employment Agreement has an initial term of one year, unless sooner terminated in accordance with its terms. Thereafter, the Employment Agreement automatically renews for successive one year terms, unless either party provides notice of termination at least thirty days before the commencement of any renewal term. Under the Employment Agreement, Mr. Mackaness is subject to customary restrictive covenants, including a requirement not to compete with the Company while the Employment Agreement is in effect.

Pursuant to the Employment Agreement, following the initial twelve month term, if Mr. Mackaness is terminated without cause or his employment is voluntarily terminated for good reason (x) before three months prior to a change of control, he will receive his annual base salary and reimbursement for the cost of continued healthcare coverage for six (6) months, or (y) within the period three month prior to through six months following a change of control (a) his annual base salary and reimbursement for the cost of continued healthcare coverage for a period of twelve (12) months, (b) acceleration of any outstanding options, restricted stock units, or equity awards, and (c) fifty percent (50%) of the annual bonus opportunity. All severance payments are contingent on Mr. Mackaness’s signing and not revoking a release of claims and compliance with the terms of the Employment Agreement.

The foregoing summary of certain terms of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the contract, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On November 10, 2020, the Company held a Special Meeting of Stockholders (the “Meeting”). Of the 79,593,621 shares of common stock outstanding as of October 19, 2020, the record date, 71,666,717 shares of common stock were represented at the meeting in person or by proxy, constituting approximately 90.04% of the outstanding shares of common stock entitled to vote and constituting a quorum for the transaction of business.

The stockholders of the Company voted on the following items at the Meeting: To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 250,000,000.

Proposal One – Amendment to our Amended and Restated Certificate of Incorporation

The Company’s stockholders approved an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 250,000,000 by the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
67,976,772	3,484,348	206,597	—

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement by and between the Company and James Mackaness, dated as of November 11, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLENO THERAPEUTICS, INC.
Date: November 13, 2020
	By:	/s/ Anish Bhatnagar
Anish Bhatnagar
Chief Executive Officer